                                                                    Exhibit 12.1




                               XTRA CORPORATION
           STATEMENT OF THE CALCULATION OF EARNINGS TO FIXED CHARGES
               For the six months ended March 31, 2001 and 2000
                             (Millions of dollars)
                                  (Unaudited)

                                            2001                 2000
                                        -----------          -----------

EARNINGS
Pretax income                                 $  42                $  56
  Add:  Fixed charges (Note 1)                   31                   33
                                        -----------          -----------
                                              $  73                $  89
                                        ===========          ===========



FIXED CHARGES                                 $  31                $  33
                                        ===========          ===========
Ratio of Earnings to Fixed Charges              2.4                  2.7
                                        ===========          ===========


Note 1: For purposes of computing the ratio of earnings to fixed charges, earnings represent income from operations before taxes plus fixed charges. Fixed charges for operations consist of interest on indebtedness, the portion of rental equipment lease financing which represents interest and the portion of rental expense which represents interest.